Exhibit 10.1

WRIGHT MEDICAL GROUP N.V.

PERFORMANCE INCENTIVE PLAN

ARTICLE I.

OBJECTIVES; DEFINITIONS

1.1 Objectives of this Plan. Further to the Company’s shareholder-approved Board of Directors Compensation Policy and the shareholder-approved Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, the primary objectives of this Plan are to attract, retain, recognize, engage, motivate and reward Participants by providing them with the opportunity to earn competitive compensation directly linked to the performance of the Company and its Related Entities, and, in the case of certain Participants, individual performance of the Participant.

1.2 Definitions. The following capitalized terms used in this Plan shall have the respective meanings set forth in this Section:

(a) “Award” shall mean a payment made under this Plan.

(b) “Basis for Award Calculation” shall mean the notional gross base salary rate in effect as of March 1 of the Performance Year (before deductions for taxes and benefits and any deferrals of salary pursuant to plans sponsored by the Company or any Related Entity), prorated to cover the period under consideration, plus any increases that may have been granted during the Performance Year, prorated to cover the period under consideration. All other compensatory incentives, premiums, bonuses or payments of any kind, including without limitation stock-based compensation, auto allowances, housing allowances, relocation allowances, shall be excluded from the Basis for Award Calculation.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

(e) “Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board which is composed solely of “independent directors” within the meaning of the listing standards set forth by the NASDAQ Global Select Market and “outside directors” as defined under Section 162(m)(4)(c)(i) of the Code and the regulations promulgated thereunder; provided, however, that with respect to any Award made to an Executive Director Participant, the term “Committee” shall mean the non-executive directors of the Company.

(f) “Company” shall mean Wright Medical Group N.V., a public limited company (naamloze vennootschap) incorporated under the laws of the Netherlands, and its successors and assigns.

(g) “Disability” shall mean the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced, as determined by the Committee based upon medical evidence acceptable to it; provided, however, that if payment of an Award subject to Section 409A of the Code is to be accelerated solely as a result of a Participant’s disability, disability shall have the meaning set forth in Section 409A of the Code.

(h) “Executive Director Participant” shall mean any Participant who has been appointed by the general meeting of shareholders of the Company and serves as an executive director of the Company.

(i) “Executive Officer Participant” shall mean any Participant who is an “executive officer” of the Company within the meaning of Rule 3b-7 under the United States Securities Exchange Act of 1934, as amended.

(j) “Fair Market Value” on a given date shall mean (i) if the Shares are listed on a national securities exchange, the closing price of a Share reported as having occurred on the primary exchange with which the Shares are listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Shares are not listed on any national securities exchange but are traded or quoted on an automated quotation system, the closing price of a Share reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are not listed on a national securities exchange nor traded or quoted on an automated quotation system, the amount determined pursuant to one of the methods set forth in Treas. Reg. § 1.409A-1(b)(5)(iv)(B)(2), as elected by the Committee.

(k) “Participant” shall mean a regular full-time or part-time employee of the Company or a Related Entity who is eligible and designated by the Committee to participate in this Plan as set forth in Section 2.2 of this Plan.

(l) “Performance Period” shall mean the period for which performance under this Plan is calculated, which unless otherwise indicated by the Committee, shall be the Performance Year.

(m) “Performance Year” shall mean the Company’s fiscal year, beginning on the first day of such fiscal year and ending on the last day of such fiscal year.

(n) “Plan” shall mean this Wright Medical Group N.V. Performance Incentive Plan, as set forth herein and as may be amended and/or restated from time to time.

(o) “Related Entity” shall mean, when referring to a subsidiary, any business entity (other than the Company) which is in an unbroken chain of entities ending with the Company, if stock or voting interests possessing 50% or more of the total combined voting power of all classes of stock or other ownership interests of each of the entities other than the Company is owned by one of the other entities in such chain and, when referring to a parent entity, the term “Related Entity” shall mean any entity in an unbroken chain of entities ending with the Company if each of the entities other than the Company owns stock or other ownership interests possessing 50% or more of the total combined voting power of all classes of stock (or other ownership interests) in one of the other entities in such chain.

(p) “Shares” shall mean the ordinary shares, par value €0.03 per share, of the Company.

ARTICLE II.

ADMINISTRATION, ELIGIBILITY AND PARTICIPATION

2.1 Administration. This Plan shall be administered and interpreted by the Committee. The Committee, in its sole discretion, may delegate to the Company’s Chief Executive Officer or such other officer of the Company activities relating to Plan administration that are not required to be exercised by the Committee under applicable laws, rules and regulations and the Committee’s formal written charter. Delegable activities include, but are not limited to, establishing any policies under this Plan, interpreting provisions of this Plan, determining eligibility to participate in this Plan subject to Section 2.2 of this Plan, and approving any final payouts under this Plan that do not affect Executive Director Participants or Executive Officer Participants. Any determination made by the Committee and the Company’s Chief Executive Officer or such other officer of the Company under this Plan shall be final and conclusive and binding upon all parties, including the Company and Participants. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or a Related Entity) as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of this Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company or a Related Entity.

2.2 Eligibility. The Committee shall have the sole and absolute authority to designate Participants and shall designate Participants for each Performance Period. The Committee may withdraw its approval for participation for a Participant at any time and in the event of such withdrawal, the employee concerned shall cease to be a Participant as of the date selected by the Committee. At a minimum, a Participant shall be a regular, full-time or part-time, salaried, exempt United States employee of the Company or a Related Entity or an international and expatriate/inpatriate employee of the Company or a Related Entity who is determined by the Committee to be eligible for participation and who meets all of the following criteria:

(a) Participant must be employed by the Company or a Related Entity for at least two (2) months during the Performance Year with a hire date on or prior to November 1 of the Performance Year;

(b) Participant must be an employee of the Company or a Related Entity on the last day of the Performance Year;

(c) Participant must have met minimum job expectations and have performed satisfactorily, as determined by the Participant’s manager/supervisor in conjunction with the Human Resources Department of the Company or a Related Entity;

(d) Participant must not have been determined by the Committee to be in violation of any applicable law, rule or regulation or any of the Company’s policies and procedures, including without limitation the Wright Medical Group N.V. Code of Business Conduct;

(e) Participant must have completed all corporate compliance training mandated by the Company or a Related Entity to be completed by such Participant prior to the end of the applicable Performance Period; and

(f) Participant must not be covered by a sales compensation plan of the Company or any Related Entity.

2.3 Future Participation. Participation in the Plan for one Performance Period by a Participant does not constitute a right of such Participant to continue or participate in succeeding Performance Periods.

ARTICLE III.

SETTING PERFORMANCE MEASURES AND GOALS

3.1 Performance Measures and Goals; Performance Periods. The Committee shall establish performance measures and goals for each Performance Period in accordance with this Article III, and if applicable, the shareholder-approved Board of Directors Compensation Policy and the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, and shall determine the Performance Period(s) (e.g., quarterly or full-year) for which such performance goals shall be measured. For each Performance Period, each Participant shall have corporate performance goals determined pursuant to Section 3.2 of this Plan, which shall be set forth in writing. In addition, certain Participants in the sole discretion of the Committee may have individual performance goals determined pursuant to Section 3.3 of this Plan, which shall be set forth in writing. The Committee, or its designee, shall communicate the specific performance measures, performance goals, relative weighting of each measure, and achievement levels of each performance measure to each Participant as soon as reasonably practicable after the establishment thereof.

3.2 Corporate Performance Goals. The corporate performance goals shall be based upon performance measures in accordance with the shareholder-approved Board of Directors Compensation Policy and the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, in each case if applicable, such as sales revenue, operating income before or after taxes, net income before or after taxes, net income before securities transactions, net or operating income excluding non-recurring charges, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA (EBITDA, as adjusted for stock-based compensation and special charges), return on assets, return on equity, return on capital, market share, earnings per share, cash flow, free cash flow, revenue, revenue growth, expenses, stock price, dividends, total stockholder return, price/earnings ratio, market capitalization, book value, product quality, customer retention, unit sales, strategic business objectives or any other performance measure deemed appropriate by the Committee in its sole discretion. The corporate performance goals may be measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof, and may subject to such adjustments, if any, as the Committee specifies.

3.3 Individual Performance Goals. Each Performance Period, each Participant subject to individual performance goals shall be required to develop one or more written, measurable and specific Management By Objectives (MBOs), which must be agreed to and approved by the Participant and the Committee. MBOs must be agreed upon and approved by a specific date set by the Committee. Participants who do not complete the individual performance goal setting process for a particular Performance Period by the deadlines established by the Committee may become ineligible to participate in this Plan for such Performance Period.

3.4 Performance Measure Weightings. All corporate performance measures and MBOs for each Performance Period shall be weighted for each Participant, with areas of critical importance or critical focus weighted most heavily. Weightings may differ from Participant to Participant and from Performance Period to Performance Period.

3.5 Achievement Levels. Achievement levels from 1 to 5 shall be assigned for each corporate performance measure and MBO for each Performance Period. Each achievement level shall equal the following performance level and percentage payout:

Achievement Level 1	Achievement Level 2	Achievement Level 3	Achievement Level 4	Achievement Level 5
“Below minimum” performance	“Below target” performance	“Target” performance	“Above target” performance	“Maximum” performance
0% payout	50% payout	100% payout	150% payout	200% payout

3.6 Corporate Performance Achievement Rating Calculations. As soon as reasonably practicable after the appropriate financial and other data has been compiled after the end of each Performance Period, the Company’s Finance Department shall calculate the achievement rating for each corporate performance measure.

3.7 Individual Performance Achievement Rating Calculations. As soon as reasonably practicable after the end of each Performance Period, each Participant with MBOs for such Performance Period shall review his or her MBOs and results for such Performance Period with his or her direct manager to determine the achievement rating earned for each MBO. Each MBO achievement rating shall then be combined in the light of the applicable weightings to calculate a Participant’s overall weighted individual performance achievement rating for his or her MBOs.

3.8 Award Minimum Trigger or Funding Gate. The Committee, in its sole discretion, may (but is not required to) establish a minimum trigger or threshold performance goal that must be met in order for there to be any Awards under this Plan or payouts for all or certain corporate or individual performance goals for all or certain Participants, in each case as determined by the Committee, in its sole discretion.

ARTICLE IV.

DETERMINATION AND CALCULATION OF AWARDS

4.1 Incentive Targets. The Committee shall determine, in its sole discretion, incentive targets for all Participants based upon, among other factors, their level of responsibility within the Company and Related Entities and impact on the Company’s business. These incentive targets shall represent the incentive (expressed as a percentage of a Participant’s notional gross base salary rate) that a Participant is eligible to receive under this Plan, assuming “target” performance. A Participant’s incentive target shall not exceed 150% of a Participant’s notional gross base salary rate, assuming “target” performance. If a Participant received a promotion during the Performance Period with a change in such Participant’s incentive target, the Award for the Participant will be prorated for the time spent at each incentive target.

4.2 Calculation of Awards. As soon as reasonably practicable after the completion of a Performance Period and the calculation of the achievement ratings for each corporate performance goal pursuant to Section 3.6 of this Plan and the overall weighted individual performance achievement rating for each Participant pursuant to Section 3.7 of this Plan (if applicable), the Committee shall determine the Award, if any, to be paid to each Participant for such Performance Period pursuant to the terms of this Plan. In determining the Award to be made to each Participant for a Performance Period, no payout shall be made with respect to any corporate performance goal with an achievement rating of less than 2.00 and no payout shall be made with respect to a Participant’s MBOs if the overall weighted individual performance achievement rating for such Participant is less than 2.00.

4.3 Possible Award Adjustment in the Event of Quarterly Performance Periods. In the event corporate performance goals are not achieved for any quarterly Performance Period but due to full year financial results, which if allocated equally amongst the four quarters would result in the achievement of one or more quarterly corporate performance goals, the Committee may determine, in its sole discretion, that the payment of Awards for the entire Performance Year also include an additional payment equal to the amount of the quarterly Awards that are deemed achieved based on the equal allocation of the full year financial results.

4.4 Discretionary Award Adjustments. The Committee, in its sole discretion, may modify an Award if, in the Committee’s subjective judgment, the Participant has not been equitably treated by the mechanics of this Plan. In addition, the Committee, in its sole discretion, may reduce an Award if the Participant has been placed on a performance improvement plan.

ARTICLE V.

TIMING AND PAYMENT OF AWARDS

5.1 Timing of Awards. Awards under this Plan shall be paid out to Participants as soon as reasonably practicable after the Committee’s determination as to the amount of such Awards; provided, however, that the Committee has the discretion to pay out estimated Awards earlier based on estimated performance for a Performance Period and then provide a “true-up” payment based on actual performance for the Performance Period; and provided, further, that Awards must be paid on or prior to March 15 of the calendar year following the Performance Year for which Awards are to be made.

5.2 Manner of Payment of Awards. All Awards hereunder shall be paid in cash; provided, however, that, if the Committee determines, in its sole discretion, a Participant may elect, at such time as may be specified by the Committee for the making of such elections, that such Participant’s Award be paid in Shares, in lieu of cash, or a combination of cash and Shares. Any Shares issuable to a Participant under this Plan will be granted as an “Other Stock-Based Award” under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as may be amended from time to time, or any subsequently adopted equity-based incentive plan of the Company. The number of Shares to be issued to a Participant upon such election shall be equal to (a) the amount of the Award, divided by (b) the Fair Market Value of a Share as of immediately prior to the date of issuance of such Shares; provided, however, that the issuance of any Shares in accordance with this Section 5.2 shall be contingent on the availability of Shares under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as may be amended from time to time, or any subsequently adopted equity-based incentive plan of the Company, and shall otherwise be in accordance with the terms of the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, as may be amended from time to time, or any subsequently adopted equity-based incentive plan of the Company.

5.3 Errors in Award Calculations or Payments. To the extent, the Committee should later determine that an Award was incorrectly paid or calculated, the Participant shall return to the Company the amount of any such incorrect payment or the Company or Related Entity should pay the Participant any additional amount to correct the error, as applicable.

5.4 Clawback and Recoupment of Awards. To the extent required or permitted by applicable laws, rules or regulations, securities exchange listing requirements or any Company policy implementing the foregoing, the Company shall have the right, and shall take all actions necessary, to recover any Awards or amounts paid to any Participant under this Plan. Any recoupment of an Award made with respect to a Participant may be in addition to any other remedies that may be available to the Company or any Related Entity under applicable law, including disciplinary actions up to and including termination of employment.

ARTICLE VI.

EMPLOYMENT STATUS CHANGES

6.1 New Hires. All Participants newly hired on or prior to November 1st of a Performance Year will have their Awards prorated for the period of participation in this Plan.

6.2 Transfer. Participants who transfer within the Company or its Related Entities to or from another incentive plan or business unit performance measures during the Performance Year will be eligible for an Award under this Plan on a prorated basis, provided that all eligibility requirements are met. Awards granted to such transferred Participants shall not be based upon performance goals achieved under this Plan prior to the date of transfer.

6.3 Prorated Award. Provided that the performance goals are achieved, an Award will be prorated, and paid, if a Participant meets all other eligibility requirements under Section 2.2 of this Plan and otherwise during the Performance Year but is not a regular, active Participant on the last day of the Performance Year due to one of the following reasons:

(a) Participant leaves his or her position due to a Disability; or

(b) Participant dies during a Performance Year (the prorated Award, if any, will be paid to the Participant’s estate); or

(c) Participant takes a military leave during the Performance Year.

6.4 Termination of Employment. Unless otherwise determined by the Committee, a Participant shall not be entitled to any Award hereunder with respect to a Performance Period in the event of the termination of the Participant’s employment with the Company and its Related Entities for any reason prior to the last day of the Performance Period.

ARTICLE VII.

MISCELLANEOUS MATTERS

7.1 Term of this Plan. This Plan shall become effective on such date as approved by the Board. This Plan shall remain in effect until terminated by the Board or the Committee.

7.2 Amendment; Termination. The Board or the Committee, at any time and in its sole discretion, may amend, suspend, discontinue or terminate this Plan or any portion of this Plan for any reason or no reason whatsoever.

7.3 Plan Discretion. All benefits payable under this Plan are discretionary and no Participant shall have any right to payment under this Plan until actually paid. To the extent necessary with respect to a Performance Period, in order to avoid any undue windfall or hardship due to external causes, the Committee may without the consent of any affected Participant, revise one or more of the performance goals, or otherwise make adjustments to Awards under the Plan to take into account any acquisition or disposition by the Company or any Related Entity not planned for at the time the performance goals were established, any change in accounting principles or standards, or any extraordinary or non-recurring event or item, so as to equitably reflect such event or events, such that the criteria for evaluating whether a performance goal has been achieved will be substantially the same (as determined by the Committee) following such event as prior to such event.

7.4 Non-Funded, Unsecured Obligation. This Plan shall be unfunded. No provisions of this Plan shall require the Company or any Related Entity, for the purpose of satisfying any obligations under this Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets. Participants shall have no rights under this Plan other than as unsecured general creditors of the Company.

7.5 Claim to Awards and Employment Rights. This document sets forth the terms of this Plan and it is not intended to be a contract or employment agreement between any Participant and the Company or any Related Entity. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Related Entity or constitute any contract or limit in any way the right of the Company or any Related Entity to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause or notice. There is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

7.6 No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of this Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with this Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

7.7 No Limitation on Corporate Actions. Nothing in this Plan shall be construed to prevent the Company or any of its Related Entities from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have any adverse effect on any Awards made under this Plan. No employee or other person shall have any claim against the Company or any Related Entity as a result of any such action.

7.8 Non-Transferability. A Participant’s rights and interest under this Plan, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Participant’s death, to a designated beneficiary to the extent permitted by this Plan, or in the absence of such designation, by will or the laws of descent and distribution.

7.9 Tax Withholding. Notwithstanding any other provision of this Plan, the Company or any Related Entity, as appropriate, shall have the right to deduct from all Awards of cash and/or Shares, valued at Fair Market Value on the date of payment, in an amount the Company or any Related Entity, as appropriate, reasonably determines is necessary to satisfy all foreign, Federal, state or local taxes as required by law to be withheld with respect to such Awards and, in the case of Awards paid in Shares, the Participant or other person receiving such Shares may be required to pay prior to delivery of such Shares, the amount of any such taxes which are required to be withheld, if any, with respect to such Shares. Subject to the disapproval of the Committee in particular cases, Shares of equivalent Fair Market Value in payment of such withholding tax obligations may be accepted if the Participant of the Award elects to receive payment in such manner.

7.10 Severability. If any provision of this Plan is held unenforceable, the remainder of this Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in this Plan.

7.11 Governing Law. Except in connection with matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of organization), the validity, construction, interpretation, administration and effect of this Plan and any rules, regulations and actions relating to this Plan shall be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Delaware, United States, without regard to the conflict of law rules of the State of Delaware or any other jurisdiction.

7.12 Other Compensation Plans. This Plan shall not affect any other compensation plan in effect for the Company, nor shall this Plan preclude the Company from establishing any other forms of compensation for employees of the Company.

7.13 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or Shares that otherwise would be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as determined by the Committee, in its sole discretion, and shall be under a plan or arrangement consistent with the requirements of Section 409A of the Code.

7.14 Compliance with Code Section 409A. The Company intends that this Plan and payments hereunder shall at all times be exempt from the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Plan and the Plan shall be interpreted and administered consistent with such intention. If any payment under this Plan is or becomes subject to the requirements of Section 409A of the Code, the Plan and Award, as it relates to such payment, is intended to comply with the requirements of Section 409A and the Plan shall be interpreted and administered consistent with such intention.

7.15 Code Section 162(m). With respect to a Participant who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who has been granted a performance-based “Cash-Based Award” under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan for the applicable Performance Period, it is intended that Awards under this Plan will be used by the Committee to determine the amount, if any, of a payout of such Cash-Based Award to such Participant, and will be deemed to have been made under the terms of such Cash-Based Award and will not exceed the amount of, or be in addition to, any payout under such Cash-Based Awards.

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IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed on behalf of the Company effective as of October 1, 2015.

WRIGHT MEDICAL GROUP N.V.

By:	/s/ Robert J. Palmisano
Robert J. Palmisano
President and Chief Executive Officer